Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER

HUDSON, OH – August 14, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2007 second quarter ended July 29, 2006. Net loss for the second quarter of fiscal 2007 was $21.2 million, or $0.90 per share, compared with a net loss of $5.1 million, or $0.23 per share in the prior year second quarter.

Net sales for the second quarter were $363.2 million compared to $383.8 million in the prior year. Same-store sales decreased 8.4% versus a decline of 0.5% in same-store sales for the second quarter last year. Sales were impacted partially as a result of higher volume of clearance merchandise, at a lower average selling price, than was sold during the second quarter of the prior year, as well as temporary inventory out-of-stocks in the current year caused by the implementation of certain repair plan initiatives.

Net sales for the six-month period ended July 29, 2006 were $787.9 million versus $804.5 million in the same period in the prior year. Year-to-date same-store sales decreased 6.0%, compared to a same-store sales increase of 0.1% last year.

Review of Operating Results

Gross margins for the second quarter of fiscal 2007 were 47.4% of net sales compared to 48.2% in the second quarter last year. The lower gross margins were due primarily to greater markdowns in the current period compared to last year. As expected, in an effort to sell-through excess and discontinued inventory, the second quarter gross margin rate performance was significantly impacted.

Selling, general and administrative expenses increased to 51.5% of net sales in the second quarter of fiscal 2007 from 46.0% in the second quarter last year. The increase as a rate to net sales is partially due to the lack of leverage resulting from the same-store sales performance and higher operating expenses. These include costs related to the separation of the former chief executive officer, logistics costs related to the opening of a new distribution center, and higher fixed cost store expenses, primarily resulting from the larger number of superstores in our store base.

Operating losses for the second quarter were $29.5 million, versus a $5.7 million operating loss for the prior year second quarter.

Store Openings and Closings

The Company opened six superstores and two traditional stores in the second quarter of fiscal 2007, expanded a traditional store into a superstore and closed 16 traditional stores. Year-to-date, the Company has opened 15 superstores and five traditional stores, expanded a traditional store into a superstore and closed 40 traditional stores and one superstore. For the balance of the year, the Company expects to open five superstores and close 18 additional traditional stores.

Fiscal 2007 Outlook

The Company is reaffirming its previously communicated outlook for fiscal 2007. Although the business environment continues to be challenging, the Company expects year-over-year improvement in business performance in the second half of the year. This outlook is based upon management’s operating assumptions, which include anticipated benefits of certain repair plan initiatives recently completed. Certain key considerations for understanding the Company’s outlook for the remainder of fiscal 2007 include:

•	Same-store sales decline, although improving slightly from the results in the first half of the year;

•	Gross margin rate improvement of 75 to 125 basis points in fiscal 2007 from fiscal 2006. For the back-half, we expect year-over-year improvement in margin rates of 225 to 325 basis points, compared with the same period in fiscal 2006. Although a substantial increase relative to fiscal 2006, this represents a return to pre-fiscal 2006 gross margin rates;

•	Selling, general and administrative expenses, excluding the former CEO separation expenses, to increase 95 to 125 basis points as a percentage of net sales, from fiscal 2006. For the back half, we expect year-over-year change in expense leverage in the range of a 30 basis point improvement to a 20 basis point deterioration, compared with the same period in fiscal 2006;

•	Capital spending for the full year of $45 to $50 million primarily related to the opening of the 26 new stores; and

•	Strengthening of the balance sheet through inventory reduction of $45 to $50 million as of the end of the fiscal year, and a resulting debt reduction by fiscal year end of $40 to $50 million.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #3096200.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 648 Jo-Ann Fabrics and Crafts traditional stores and 169 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, effective execution of the Repair Plan strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or wide spread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on attaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty -Six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
(Dollars in millions, except per share data)
Net sales	$363.2	$383.8	$787.9	$804.5
Cost of sales	190.9	199.0	417.6	414.9

Gross margin	172.3	184.8	370.3	389.6
Selling, general and administrative expenses	186.9	176.4	376.6	357.0
Store pre-opening and closing costs	2.6	4.0	8.1	8.9
Depreciation and amortization	12.3	10.1	23.9	20.6

Operating (loss) profit	(29.5)	(5.7)	(38.3)	3.1
Interest expense, net	3.9	2.5	7.4	4.6

Loss before income taxes and cumulative effect of accounting change	(33.4)	(8.2)	(45.7)	(1.5)
Income tax benefit	(12.2)	(3.1)	(16.9)	(0.6)

Loss before cumulative effect of accounting change	(21.2)	(5.1)	(28.8)	(0.9)
Cumulative effect of accounting change, net of tax	—	—	1.0	—

Net loss	$(21.2)	$(5.1)	$(27.8)	$(0.9)

Loss per common share – basic:
Loss before cumulative effect of accounting change	$(0.90)	$(0.23)	$(1.23)	$(0.04)
Net loss	(0.90)	(0.23)	(1.19)	(0.04)
Loss per common share – diluted:
Loss before cumulative effect of accounting change	$(0.90)	$(0.23)	$(1.23)	$(0.04)
Net loss	(0.90)	(0.23)	(1.19)	(0.04)
Weighted average shares outstanding (in thousands):
Basic	23,469	22,580	23,388	22,525

Diluted	23,469	22,580	23,388	22,525

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			648	716
Superstores			169	131

			817	847

Square footage at period end (000’s):
Traditional stores			9,614	10,484
Superstores			6,709	5,335

			16,323	15,819

Average square footage per store:
Traditional stores			14,800	14,600

Superstores			39,700	40,700

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	July 29,	July 30,	January 28,
	2006	2005	2006
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$15.3	$16.7	$17.9
Inventories	511.3	574.0	514.7
Deferred income taxes	38.0	21.3	38.0
Prepaid expenses and other current assets	24.7	19.0	35.2

Total current assets	589.3	631.0	605.8
Property, equipment and leasehold improvements, net	340.6	252.6	331.7
Goodwill, net	—	27.1	—
Other assets	9.6	11.3	9.3

Total assets	$939.5	$922.0	$946.8

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$166.5	$199.2	$146.6
Accrued expenses	64.9	51.2	94.1

Total current liabilities	231.4	250.4	240.7
Long-term debt	225.0	174.8	203.7
Deferred income taxes	23.2	27.6	23.2
Lease obligations and other long-term liabilities	84.2	54.7	79.8
Shareholders’ equity	375.7	414.5	399.4

Total liabilities and shareholders’ equity	$939.5	$922.0	$946.8